Exhibit 10.25

EMPLOYMENT AGREEMENT

AGREEMENT dated as of [●] (“Commencement Date”) between JULIAN DAVIDSON, residing at _________________ (“Executive”), and Long Island Iced Tea Corp., a Delaware corporation having its principal office at 116 Charlotte Avenue, Hicksville, NY 11801 (“Company”);

WHEREAS, the Company has appointed Executive as Executive Chairman of the Company and desires to enter into an employment agreement with Executive; and

WHEREAS, Executive is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

IT IS AGREED:

1.            Employment, Duties and Acceptance.

1.1         General. During the Term (as defined in Section 2), the Company shall employ Executive in the position of Executive Chairman of the Company and such other positions as shall be given to Executive by the Board of Directors of the Company (the “Board”) and are typical for a Executive Chairman, including without limitation secretary, treasurer and similar positions with subsidiaries of the Company. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as Executive Chairman. The Company and Executive acknowledge that Executive’s functions and duties as Executive Chairman shall be similar to those customarily performed by comparable officers of similar companies. Without limiting the foregoing, Executive’s primary functions and duties as Executive Chairman shall include among others: determination of brand and portfolio positioning; evaluation of long-term financial and other strategic alternatives; and establishment of a culture promoting performance, innovation, business growth and talent development.

1.2         Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from (i) making and supervising personal investments, (ii) participating in charitable, civic or trade activities (including board service for such types of organizations) and (ii) serving as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, provided they will not, individually or in the aggregate, interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3         Location. Executive will perform his duties primarily in New Zealand. However, Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company. Should the company and the Executive agree to permanently relocate the Executive to the United States (subject to the Executive meeting the necessary United States visa requirements) the Company will meet all reasonable relocation costs pertaining to the Executive and his spouse, on the same basis as other similarly situated executive chairmen within the beverage industry, subject to and in accordance with that certain letter agreement between Executive and the Company dated as of [●], 2016.

2.            Term. The term of Executive’s employment hereunder shall be for three years commencing on the Commencement Date, unless terminated earlier as hereinafter provided (“Term”); provided, however, that on the third anniversary of the Commencement Date and on each subsequent anniversary of such date (each a “Renewal Date”), the term of this Agreement shall automatically be extended by one additional year (the “Extension Period”) unless either party shall have provided notice to the other 120 days prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect. The “Term” of this Agreement shall include any Extension Periods. In connection with any non-renewal by the Company, the Company shall pay to Executive the amount set forth in Section 4.6(d).

2

3.            Compensation and Benefits.

3.1         Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $250,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2         Commencement Incentive. The Company shall pay to Executive an Incentive (“Commencement Bonus”) of $75,000 on the Commencement Date and $165,000 on the first anniversary of the Commencement Date. The Company shall also issue to Executive 35,000 shares of the Company’s Common Stock (“Commencement Shares”). The Executive will agree that the Commencement Shares shall not be transferable by him until the first anniversary of the Commencement Date.

3.3         Performance Incentives. Executive shall be eligible to be paid an annual bonus (“Bonus”) of up to 50% of the Base Salary then in effect based on Executive’s performance over each calendar year (prorated for the partial year at the beginning of the Term). The Bonus criteria will be determined by the Board or, if applicable, the compensation committee of the Board (the “Committee”), and will be based upon reasonably and objective financial and operational benchmarks as to the Company’s and/or Executive’s performance, as determined by the Board or Committee in its reasonable discretion. The Bonus will be paid in cash and/or stock as per the recommendation of the Board or the Committee, as applicable, not later than the later of (i) January 31 of the year following the calendar year to which the Bonus is applicable and (ii) the date the Company files its Annual Report on Form 10-K for the calendar year to which the Bonus is applicable.

3.4         Automobile. The Company shall provide Executive with a suitable leased automobile for business use and shall pay for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance. The Company shall not be required to expend more than $750 per month for the costs of leasing such automobile. The costs associated with Executive’s automobile shall be considered taxable income to Executive, except to the extent that it is documented to have been used by him for business purposes. In lieu of a leased automobile provided by the Company, Executive may request by way of substitution the sum of $750 per month for the reimbursement of Executive’s out-of-pocket costs for his own automobile expenses.

3

3.5         Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time. If the benefits in this Section 3.3 are not implemented by the date being six (6) months from the Commencement Date the Executive will accept by way of substitution the sum of $1,000.00 per month for the period until the benefits are made available to the Executive.

3.6         Vacation and Sick Days. Executive shall be entitled to twenty (20) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.7         Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.8         Stock Options. Subject to approval by the Committee and all terms and conditions set forth in the Company’s standard form of stock option agreement, on the day after the date the Company has completed an offering that raises gross proceeds of at least US$10,000,000 from the sale of its equity securities (the “Trigger Date”) and on each anniversary thereof, the Company shall grant Executive options (the “Options”) to purchase up to maximum amount of shares of the Company’s Common Stock per year as permitted by the Company’s equity compensation plans, until Executive has been granted pursuant to this Section 3.8 Options to purchase a number of shares of the Company’s Common Stock equal to 5% of the fully diluted outstanding Common Stock of the Company on the Trigger Date (“Total Option Amount”). The Options shall be vested as to one-third of the Total Option Amount (or the number of shares underlying the outstanding Options, if less) on the Trigger Date, two-thirds of the Total Option Amount (or the number of shares underlying the outstanding Options, if less) on and after the first anniversary of the Trigger Date and all of the shares underlying the outstanding Options on and after the second anniversary of the Trigger Date. All Options shall have an exercise price equal to $__ per share [the price utilized by the Company in its most recent capital raise closest to the Commencement Date]. All Options will expire on the fifth anniversary of the Trigger Date.

4

3.9         Future Equity Compensation. The Committee will grant Executive additional options, restricted stock and/or other long term incentives under the Company’s equity compensation plans on the same basis as other similarly situated executive chairmen within the beverage industry.

4.            Termination.

4.1         Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2         Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3         By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as Chief Executive Officer (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

5

4.4         By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; or (e) if Executive’s primary residence is in the United States, the moving of Executive’s office to a location that requires Executive to commute in excess of 10 miles more than Executive’s then-current commute to Hicksville, New York (or 50 miles if greater), either on a permanent or, if more than 30 days, temporary basis. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

6

4.5         By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c), unless such termination occurs after the expiration of the Term, in which case nothing shall be paid.

4.6         Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)          Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) full payment of any previously granted but unpaid Bonus and a pro rata share of Executive’s Bonus for the current year determined in the ordinary course and assuming completion of any individual performance benchmarks by Executive; (iii) vesting to the next applicable vesting date of any grant or benefit subject to vesting, with Executive being provided with that period of time to exercise any options as is provided in the applicable plan (or, if no timeframe is provided therein, a reasonable period of time); (iv) all valid expense reimbursements; an d(v) all accrued but unused vacation pay.

(b)          Payment Upon Termination by the Company For “Cause”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all unused vacation pay through the date of termination required by law to be paid.

7

(c)          Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) Base Salary at the applicable annual rate as of the date of termination for nine (9) months commencing on the date of termination, payable in accordance with Section 3.1, subject to the Executive executing a general release in favor of the Company in customary form; (iii) full payment of any previously granted but unpaid Bonus and a pro rata share of Executive’s Bonus for the current year determined in the ordinary course and assuming completion of any individual performance benchmarks by Executive; (iv) full vesting of any grant or benefit subject to vesting, with Executive being provided with that period of time to exercise any options as is provided in the applicable plan (or, if no timeframe is provided therein, a reasonable period of time); (v) all valid expense reimbursements; and (vi) all accrued but unused vacation pay (pro rata for the period to the date of termination).

(d)          Payment Upon Non-Renewal. In the event that Executive’s employment is terminated as a result of the Company sending notice that it is not renewing the Term as set forth in Section 2, the Company shall have no further obligations to Executive hereunder after the end of the Term, except for: (i) Base Salary at the applicable annual rate as of the date of such notice for five (5) months commencing after the expiration of the Term, payable in accordance with Section 3.1, subject to the Executive executing a general release in favor of the Company in customary form; (ii) full payment of any previously granted but unpaid Bonus and a pro rata share of Executive’s Bonus for the current year determined in the ordinary course and assuming completion of any individual performance benchmarks by Executive; (iii) full vesting of any grant or benefit subject to vesting, with Executive being provided with that period of time to exercise any options as is provided in the applicable plan (or, if no timeframe is provided therein, a reasonable period of time); (iv) all valid expense reimbursements; and (v) all accrued but unused vacation pay (pro rata for the period through the expiration of the Term).

(e)          Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

8

5.            Protection of Confidential Information; Non-Competition.

5.1         Acknowledgment. Executive acknowledges that:

(a)          As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary to protect the business of the Company, to protect the Company’s trade secrets and Confidential Information and to prevent loss to a competitor of an employee whose services are special, unique and extraordinary.

5.2         Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify the Company (to the extent such notice is legally permissible) and, at the Company’s expense, Executive shall: (a) take reasonable and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

9

5.3         Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company or as otherwise may be reasonably required to comply with applicable law or legal process.

5.4         Non-Competition. For and in consideration of Executive’s employment by the Company and the consideration the Executive will receive thereby, Executive hereby agrees as follows:

(a)          Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(i)          engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within seventy-five (75) miles of any market in which Company currently operates or has plans to do business in at the time of termination;

(ii)         call upon any person who is at that time, or within the preceding nine (9) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company more than nine (9) months prior thereto;

(iii)        call upon any person who, or entity that is then or that has been within nine (9) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

10

(iv)        call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous nine (9) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

For purposes of this Section 5:

•	the term “Company” shall be deemed to include the Company and any of its respective subsidiaries; and

•	the term “Applicable Period” shall mean nine (9) months from the termination of Executive’s employment.

5.5         Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6         Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

11

5.7         Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason, except in the event Executive is terminated by the Company without “Cause,” or if Executive terminates this Agreement with “Good Reason,” in either of which events, clause (i) of Section 5.4 shall be null and void and of no further force or effect. The non-renewal of this Agreement at the end of the Term shall not be deemed a termination by the Company without “Cause”; provided, that in such event all of the nine (9) month periods set forth in Section 5.4 shall be deemed to be five (5) months.

6.            Miscellaneous Provisions.

6.1         Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Julian Davidson

___________________

___________________

___________________

If to the Company:

Long Island Ice Tea Corp.

116 Charlotte Avenue

Hicksville, New York 11801

With a copy in either case to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attn: David Alan Miller / Jeffrey M. Gallant

12

6.2         Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3         Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4         Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5         Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6         Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

6.7         Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will constitute an original of this Agreement and both of which together shall constitute one and the same Agreement. Signature pages delivered by facsimile, .pdf or similar electronic means shall have the same force and effect as original signatures.

[Signature Page Follows]

13

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LONG ISLAND ICED TEA CORP.

By:
Name:
Title:

JULIAN DAVIDSON